EXHIBIT 99.1

Flushing Financial Corporation Reports Significant Credit Quality Improvement for the Twelve Months Ended December 31, 2012

Full Year 2012

  Non-performing loans totaled $89.8 million at December 31, 2012, an improvement of $27.6 million from December 31, 2011.
  Non-performing loans improved to 2.79% of gross loans at December 31, 2012 from 3.65% at December 31, 2011.
  Core diluted earnings per common share, a non-GAAP measure, were $1.14, a decrease of $0.01 from the year ended December 31, 2011.
  GAAP diluted earnings per common share were $1.13, a decrease of $0.02 from the year ended December 31, 2011.
  The net interest margin was 3.65%, a four basis point increase from the year ended December 31, 2011.
  Record net interest income of $150.4 million for the year ended December 31, 2012.
  Net charge-offs for the year ended December 31, 2012 were 0.64% of average loans.
  The provision for loan losses totaled $21.0 million for the year ended December 31, 2012.
  Allowance for loan losses as a percentage of gross loans increased to 0.97% at December 31, 2012.
  Other-than-temporary impairment ("OTTI") charges totaled $0.8 million on five private issue collateralized mortgage obligations ("CMOs").
  Received all regulatory approvals to convert to a New York State-chartered full service commercial bank.

Fourth Quarter 2012

  Non-performing loans totaled $89.8 million at December 31, 2012, an improvement of $11.0 million from September 30, 2012.
  Core diluted earnings per common share, a non-GAAP measure, were $0.30, an increase of $0.04 from the three months ended December 31, 2011, and an increase of $0.01 from the trailing quarter.
  GAAP diluted earnings per common share were $0.30, an increase of $0.03 from the three months ended December 31, 2011, but a decrease of $0.01 from the three months ended September 30, 2012.
  The net interest margin was 3.60%, a decrease of two basis points from both the comparable prior year period and the three months ended September 30, 2012.
  Loan originations increased $71.3 million, or 55.8%, from the comparable prior year period.
  Net charge-offs for the three months ended December 31, 2012 were 0.58% of average loans.
  The provision for loan losses totaled $5.0 million, the same as that recorded for the three months ended September 30, 2012, but a decrease of $1.5 million from the comparable prior year period.

LAKE SUCCESS, N.Y., Jan. 29, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and twelve months ended December 31, 2012.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the fourth quarter of 2012 continued to show improvement in credit quality. We continue to see reductions in delinquent loans, non-performing loans, and classified loans, in spite of an increase in early stage delinquencies caused by damage done to borrowers by Hurricane Sandy. Non-performing loans decreased by $11.0 million, or 11%, to $89.8 million, and are at their lowest level since the fourth quarter of 2009. Loans delinquent over 30 days decreased $5.5 million, or 3%, during the fourth quarter, and are at their lowest level since the second quarter of 2009. Loans delinquent over 90 days decreased $8.9 million, or 9%, and are at their lowest level since the first quarter of 2010. Classified assets and criticized assets continued their improving trend that began over a year ago, which resulted in a 10% reduction in these categories in the fourth quarter of 2012, a 28% reduction in the twelve months ended December 31, 2012, and a 35% reduction since December 31, 2011.

"During the fourth quarter, we sold $11.9 million of non-performing loans, realizing $11.2 million upon sale, or 94% of book value. We have agreed to sell an additional $5.7 million of loans with projected closing of these sales in the first quarter of 2013. Estimated proceeds are $5.3 million, which is 92% of our exposure. These loans are reported as Loans held for sale in our financial statements. Also included in non-performing loans at December 31, 2012 is a $3.3 million loan for which we received payment in full in January 2013.

"The fourth quarter of 2012 includes a charge-off of $2.1 million on our largest non-performing loan, which is a construction loan, and reduces our exposure to $7.4 million. Currently, an independent third party is negotiating to become a partner in this project and complete the process to ultimately resolve this loan. The remaining charge-offs for the fourth quarter of 2012 are primarily due to our continued program of obtaining updated appraisals, and recording charge-offs based on these up-to-date values as opposed to adding to the allowance for loan losses. As a result, we do not carry any non-performing assets at more than 85% of their current appraised value. This process has insured that we have kept pace with changing values in the real estate market. The loan-to-value ratio for our non-performing loans, based upon current appraisals, was 58.6% at the end of the quarter.

"Net loans increased $47.1 million during the fourth quarter of 2012, as loan originations for the fourth quarter of 2012 totaled $199.3 million, a 56% increase from the fourth quarter of 2011, and a 32% increase from the third quarter of 2012. As we transition to a commercial bank, our lending departments continue to emphasize full relationship banking with our borrowers. This is seen in our Commercial Business and Other loan portfolio which grew $34.1 million and $88.5 million in the fourth quarter and twelve months ended December 31, 2012, respectively. Our pipeline stood at $211.4 million at December 31, 2012.

"Our net interest margin for the fourth quarter of 2012 was 3.60%, a decrease of only two basis points from 3.62% in the fourth quarter of 2011, and a decrease of two basis points from 3.62% in the third quarter of 2012. Excluding prepayment penalty income received on loans and mortgage-backed securities, our net interest margin for the fourth quarter of 2012 was 3.47%, a decrease of one basis point from 3.48% for the third quarter of 2012. While we saw a decrease in our funding costs of 11 basis points for the quarter, excluding prepayment penalty income the yield on interest-earning assets decreased 11 basis points. In the current interest rate environment, new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also experienced significantly higher than average activity in loans refinancing during the fourth quarter of 2012, which further reduced the yield on our loan portfolio.

"The fourth quarter of 2012 presented an opportunity to reduce our funding costs as certificates of deposit totaling $339.6 million matured at an average cost of 1.79%. These maturing certificates of deposit were replaced with funding at a significantly lower cost. The maturing certificates of deposit which rolled over were generally renewed at a cost of 10 to 15 basis points. Additionally, during the three months ended December 31, 2012, NOW accounts and borrowed funds balances increased $149.6 million and $163.5 million, respectively, with the new funding being obtained for NOW accounts and borrowed funds at an average cost of 0.58% and 0.45%, respectively.

"At December 31, 2012, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.62%, 14.38% and 15.43%, respectively.

"Banking regulators issued proposed revisions to the capital regulations in June 2012 that have several changes on how we compute our capital ratios. These proposed capital regulations will result in the Company becoming subject to capital requirements. The proposed changes would be phased in over a number of years, with the most significant changes being fully phased in by 2015. The regulators announced the regulations would not be effective January 1, 2013 as originally proposed, but have not yet announced a new effective date. Based on our preliminary assessment of these proposed regulations, we will see an increase in our total risk-weighted assets. However, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

"We previously announced our filing of an application to combine our two banks under a New York State commercial bank charter. We believe this will allow us to provide improved service to all our customers and produce cost savings of at least $0.8 million annually. Regulators have approved our application. The merger of the two banks will be completed on February 28, 2013."

Core earnings, a non-GAAP measure, which exclude the effects of net gains or losses from fair value adjustments, OTTI charges and net gains from the sale of securities were $9.1 million for the three months ended December 31, 2012, an increase of $1.3 million, or 16.8%, from $7.8 million in the comparable prior year period. Core diluted earnings per common share were $0.30 for the three months ended December 31, 2012, an increase of $0.04, or 15.4%, from the comparable prior year period.

Core earnings, a non-GAAP measure, for the twelve months ended December 31, 2012 were $34.7 million, a decrease of $0.4 million, or 1.2%, from $35.1 million for the comparable prior year period. Core diluted earnings per common share were $1.14 for the twelve months ended December 31, 2012, a decrease of $0.01 per common share, or 0.9%, from $1.15 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended December 31, 2012

Net income for the three months ended December 31, 2012 was $9.2 million, an increase of $1.0 million, or 12.6%, compared to $8.2 million for the three months ended December 31, 2011. Diluted earnings per common share were $0.30 for the three months ended December 31, 2012, an increase of $0.03, or 11.1%, from $0.27 for the three months ended December 31, 2011.

Return on average equity was 8.4% for the three months ended December 31, 2012 compared to 7.9% for the three months ended December 31, 2011. Return on average assets was 0.8% for the three month periods ended December 31, 2012 and 2011.

For the three months ended December 31, 2012, net interest income was $37.2 million, an increase of $0.5 million, or 1.4%, from $36.7 million for the three months ended December 31, 2011. The increase in net interest income was attributable to a $73.4 million increase in the average balance of interest-earning assets as the net interest spread was 3.47% for the three months ended December 31, 2012 and 2011. The yield on interest-earning assets decreased 38 basis points to 5.01% for the three months ended December 31, 2012 from 5.39% for the three months ended December 31, 2011. The cost of funds decreased 38 basis points to 1.54% for the three months ended December 31, 2012 from 1.92% for the comparable prior year period. The net interest margin decreased two basis points to 3.60% for the three months ended December 31, 2012 from 3.62% for the three months ended December 31, 2011. Excluding prepayment penalty income from loans and mortgage-backed securities, the net interest margin would have decreased nine basis points to 3.47% for the three months ended December 31, 2012 from 3.56% for the three months ended December 31, 2011.

The 38 basis point decline in the yield of interest-earning assets was primarily due to a 31 basis point reduction in the yield of the loan portfolio to 5.54% for the three months ended December 31, 2012 from 5.85% for the three months ended December 31, 2011, combined with a 53 basis point decline in the yield on total securities to 3.36% for the three months ended December 31, 2012 from 3.89% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $32.9 million decrease in the average balance of the higher yielding loan portfolio for the three months ended December 31, 2012 and a $127.6 million increase in the average balances of the lower yielding securities portfolio for the three months ended December 31, 2012, each as compared to the comparable prior year period. These factors that reduced the yield were partially offset by a $21.3 million decrease in the average balance of lower yielding interest-earning deposits to $33.6 million for the three months ended December 31, 2012 from $54.9 million for the comparable prior year period. The 31 basis point decrease in the yield of the loan portfolio was primarily due to the current interest rate environment, as new loans are added at rates well below the portfolio average yield, and higher yielding loans are prepaid. In addition, we experienced a significantly higher than average activity in loans refinancing during 2012. The yield on the mortgage loan portfolio decreased 26 basis points to 5.69% for the three months ended December 31, 2012 from 5.95% for the three months ended December 31, 2011. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 35 basis points to 5.52% for the three months ended December 31, 2012 from 5.87% for the three months ended December 31 2011. The 53 basis point decrease in the securities portfolio yield was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 38 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 27 basis points, 21 basis points, 20 basis points and 10 basis points, respectively, for the three months ended December 31, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 26 basis points to 1.27% for the three months ended December 31, 2012 from 1.53% for the three months ended December 31, 2011. The cost of borrowed funds decreased 110 basis points from the comparable prior year period to 2.61% for the three months ended December 31, 2012. This decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates, and adjustable rate borrowings resetting to a lower rate during 2012.

The net interest margin for the three months ended December 31, 2012 was 3.60%, which was a decrease of two basis points from that recorded for the three months ended September 30, 2012. The yield on interest-earning assets decreased 11 basis points during the three months ended December 31, 2012 to 5.01% while the cost of interest-bearing liabilities decreased 11 basis points to 1.54%. Excluding prepayment penalty income from loans and mortgage-backed securities, the net interest margin decreased one basis point to 3.47% for the three months ended December 31, 2012 from 3.48% for the three months ended September 30, 2012.

A provision for loan losses of $5.0 million was recorded for the three months ended December 31, 2012, which was a decrease of $1.5 million for the three months ended December 31, 2011. During the three months ended December 31, 2012, non-performing loans decreased $11.0 million to $89.8 million from $100.8 million at September 30, 2012. Net charge-offs for the three months ended December 31, 2012 totaled $4.6 million, or 58 basis points of average loans. During the three months ended December 31, 2012, the Bank sold 17 non-performing loans, with a book value of $11.9 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.6% at December 31, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the fourth quarter of 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the fourth quarter of 2012.

Non-interest income for the three months ended December 31, 2012 was $2.6 million, a decrease of $0.4 million from $3.0 million for the three months ended December 31, 2011. The decrease in non-interest income was primarily due to a $0.5 million decrease in net gains recorded from fair value adjustments recorded during the three months ended December 31, 2012 from the comparable prior year period.

Non-interest expense was $19.8 million for the three months ended December 31, 2012, an increase of $0.4 million, or 2.3%, from $19.4 million for the three months ended December 31, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $1.4 million for the three months ended December 31, 2012 compared to the three months ended December 31, 2011 primarily due to the opening of a new branch in 2012, an increase in stock based compensation expense and increased employee benefits expense. This increase was partially offset by decreases in professional services, other operating expense and other real estate owned/foreclosure expense of $0.5 million, $0.2 million and $0.1 million, respectively. The efficiency ratio was 49.2% for the three months ended December 31, 2012, the same as that for the three months ended December 31, 2011.

Earnings Summary - Twelve Months Ended December 31, 2012

Net income for the twelve months ended December 31, 2012 was $34.3 million, a decrease of $1.0 million, or 2.9%, compared to $35.3 million for the twelve months ended December 31, 2011. Diluted earnings per common share were $1.13 for the twelve months ended December 31, 2012, a decrease of $0.02, or 1.7%, from $1.15 for the twelve months ended December 31, 2011.

Return on average equity was 8.0% for the twelve months ended December 31, 2012 compared to 8.8% for the twelve months ended December 31, 2011. Return on average assets was 0.8% for the twelve months ended December 31, 2012 and 2011.

For the twelve months ended December 31, 2012, net interest income was $150.4 million, an increase of $2.7 million, or 1.8%, from $147.8 million for the twelve months ended December 31, 2011. The increase in net interest income was attributable to a four basis point increase in the net interest spread to 3.50% for the twelve months ended December 31, 2012 from 3.46% for the twelve months ended December 31, 2011, combined with an increase of $36.6 million in the average balance of interest-earning assets to $4,127.0 million for the twelve months ended December 31, 2012 from $4,090.4 million for the comparable prior year period. The yield on interest-earning assets decreased 31 basis points to 5.18% for the twelve months ended December 31, 2012 from 5.49% for the twelve months ended December 31, 2011. However, this was more than offset by a decline in the cost of funds of 35 basis points to 1.68% for the twelve months ended December 31, 2012 from 2.03% for the comparable prior year period. The net interest margin improved four basis points to 3.65% for the twelve months ended December 31, 2012 from 3.61% for the twelve months ended December 31, 2011.

The 31 basis point decline in the yield of interest-earning assets was primarily due to a 25 basis point reduction in the yield of the loan portfolio to 5.69% for the twelve months ended December 31, 2012 from 5.94% for the twelve months ended December 31, 2011, combined with a 50 basis point decline in the yield on total securities to 3.58% for the twelve months ended December 31, 2012 from 4.08% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $33.6 million decrease in the average balance of the higher yielding loan portfolio for the twelve months ended December 31, 2012 and a $90.9 million increase in the average balances of the lower yielding securities portfolio for the twelve months ended December 31, 2012. These factors that reduced the yield were partially offset by a $20.7 million decrease in the average balance of lower yielding interest-earning deposits to $41.3 million for the twelve months ended December 31, 2012 from $62.0 million for the comparable prior year period. The 25 basis point decrease in the loan portfolio was primarily due to the current interest rate environment, as new loans are added at rates well below the portfolio average yield, and higher yielding loans are prepaid. In addition, we experienced a significantly higher than average activity in loans refinancing during 2012. The 50 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 23 basis points to 5.80% for the twelve months ended December 31, 2012 from 6.03% for the twelve months ended December 31, 2011. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 29 basis points to 5.66% for the twelve months ended December 31, 2012 from 5.95% for the twelve months ended December 31, 2011.

The 35 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 18 basis points, 24 basis points, 35 basis points and 18 basis points, respectively, for the twelve months ended December 31, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 23 basis points to 1.36% for the twelve months ended December 31, 2012 from 1.59% for the twelve months ended December 31, 2011. The cost of borrowed funds decreased 110 basis points to 2.98% for the twelve months ended December 31, 2012 from 4.08% for the twelve months ended December 31, 2011 with the average balance increasing $74.2 million to $767.6 million for the twelve months ended December 31, 2012 from $693.4 million for the twelve months ended December 31, 2011. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates, and to a lesser extent adjustable rate borrowings resetting to a lower rate during 2012.

The net interest margin for the twelve months ended December 31, 2012 increased four basis points to 3.65% from 3.61% for the twelve months ended December 31, 2011. The yield on interest-earning assets decreased 31 basis points while the cost of interest-bearing liabilities decreased 35 basis points during the twelve months ended December 31, 2012 from the comparable prior year period. Excluding prepayment penalty income on loans and mortgage-backed securities, the net interest margin would have been 3.53% for the twelve months ended December 31, 2012, a two basis point decline from the twelve months ended December 31, 2011.

A provision for loan losses of $21.0 million was recorded for the twelve months ended December 31, 2012, which was a decrease of $0.5 million from $21.5 million recorded in the twelve months ended December 31, 2011. During the twelve months ended December 31, 2012, non-performing loans decreased $27.6 million to $89.8 million from $117.4 million at December 31, 2011. Net charge-offs for the twelve months ended December 31, 2012 totaled $20.2 million, or 64 basis points of average loans. During the twelve months ended December 31, 2012, the Bank sold 77 non-performing loans, with a book value of $46.6 million. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 58.6% at December 31, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded during the twelve months ended December 31, 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $21.0 million provision for possible loan losses for the twelve months ended December 31, 2012.

Non-interest income for the twelve months ended December 31, 2012 was $9.1 million, a decrease of $1.2 million, or 11.8% from $10.3 million for the twelve months ended December 31, 2011. The decrease was primarily due to a $1.9 million decrease in net gains recorded form fair value adjustments, partially offset by a $0.8 million decrease in OTTI charges recorded for the twelve months ended December 31, 2012 from the comparable prior year period.

Non-interest expense was $82.3 million for the twelve months ended December 31, 2012, an increase of $4.6 million, or 5.9%, from $77.7  million for the twelve months ended December 31, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $4.2 million for the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011 primarily due to the opening of a new branch in January 2012, an increase in stock based compensation expense and increased employee benefits expense. Other operating expense for the twelve months ended December 31, 2012 increased $1.0 million primarily due to $0.7 million in net losses recorded from the sale of other real estate owned ("OREO") during the twelve months ended December 31, 2012 compared to $0.2 million in net gains from the sale of OREO recorded during the twelve months ended December 31, 2011. The efficiency ratio was 50.7% for the twelve months ended December 31, 2012 compared to 49.2% for the twelve months ended December 31, 2011.

Balance Sheet Summary – At December 31, 2012

Total assets at December 31, 2012 were $4,451.4 million, an increase of  $163.5 million, or 3.8%, from $4,287.9 million at December 31, 2011. Total loans, net increased $4.5 million, during the twelve months ended December 31, 2012 to $3,203.0 million from $3,198.5 million at December 31, 2011. Loan originations and purchases were $632.5 million for the twelve months ended December 31, 2012, an increase of $221.3 million from $411.2 million for the twelve months ended December 31, 2011. During the twelve months ended December 31, 2012, we continued to focus on the origination of multi-family properties and business loans with a full relationship and deemphasize non-owner occupied commercial real estate and construction lending. The Bank has cautiously resumed the origination of non-owner occupied commercial real estate. Loan applications in process have remained strong, totaling $211.4 million at December 31, 2012 compared to $194.4 million at December 31, 2011 and $198.0 million at September 30, 2012.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $3.5 million and $19.1 million for the twelve months ended December 31, 2012 and 2011, respectively. There were loan purchases of $4.6 million for the three months ended December 31, 2011. There were no loans purchased during the three months ended December 31, 2012.

	For the three months ended December 31,		For the twelve months ended December 31,
(In thousands)	2012	2011	2012	2011
Multi-family residential	$ 106,611	$ 87,492	$ 317,663	$ 249,010
Commercial real estate	10,033	8	31,789	7,070
One-to-four family – mixed-use property	2,006	5,202	15,961	23,754
One-to-four family – residential	6,409	8,504	24,485	24,075
Co-operative apartments	84	--	1,810	--
Construction	153	440	806	1,723
Small Business Administration	16	358	529	3,528
Taxi Medallion	--	4,597	3,464	30,832
Commercial business and other	73,962	21,336	236,015	71,211
Total	$ 199,274	$ 127,937	$ 632,522	$ 411,203

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended December 31, 2012 had an average loan-to-value ratio of 51.6% and an average debt coverage ratio of 199%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels primarily due to the current economic environment. However, non-accrual loans decreased $21.9 million during the twelve months ended December 31, 2012 to $89.2 million from $111.1 million at December 31, 2011. Included in non-accrual loans at December 31, 2012 are $5.3 million of loans the Bank has agreed to sell and $3.3 million of loans which were paid in full subsequent to year end. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Accrual Status:
Multi-family residential	$ 2,348	$ 2,339	$ 9,412
Commercial real estate	3,263	3,268	2,413
One-to-four family - mixed-use property	2,338	1,245	795
One-to-four family - residential	374	376	--
Construction	3,500	3,500	5,584
Commercial business and other	3,849	3,870	2,000

Total	15,672	14,598	20,204

Non-accrual status:
Commercial real estate	3,872	3,887	--
One-to-four family - mixed-use property	--	1,098	--
Total	3,872	4,985	--

Total performing TDR	$ 19,544	$ 19,583	$ 20,204

During the twelve months ended December 31, 2012, four TDR totaling $7.2 million were transferred to non-performing status and nine loans totaling $8.8 million were restructured as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

(In thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Loans 90 days or more past due
and still accruing:
Multi-family residential	$ --	$ --	$ 6,287
Commercial real estate	--	540	92
Commercial business and other	644	748	--
Total	644	1,288	6,379

Non-accrual loans:
Multi-family residential	16,486	18,242	19,946
Commercial real estate	15,640	18,051	19,895
One-to-four family - mixed-use property	18,280	20,250	28,429
One-to-four family - residential	13,726	13,068	12,766
Co-operative apartments	234	234	152
Construction	7,695	9,787	14,721
Small business administration	283	294	493
Commercial business and other	16,860	19,589	14,660
Total	89,204	99,515	111,062

Total non-performing loans	89,848	100,803	117,441

Other non-performing assets:
Real estate acquired through foreclosure	5,278	3,660	3,179
Investment securities	3,332	2,984	2,562
Total	8,610	6,644	5,741

Total non-performing assets	$ 98,458	$ 107,447	$ 123,182

Included in non-accrual loans were seven loans totaling $11.1 million, seven loans totaling $13.3 million and six loans totaling $17.1 million which were restructured as TDR and were not performing in accordance with their restructured terms at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Hurricane Sandy swept through the New York City Metropolitan area in late October. This hurricane caused significant damage to numerous homes and businesses throughout the area. In working with its borrowers and depositors affected by this hurricane, the Bank has entered into payment agreements on 27 mortgages totaling $17.8 million. These agreements provide for partial payment deferrals, generally for 90 days. These agreements are intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. Each borrower is required, commencing at the end of the deferral period, to begin making their regularly scheduled loan payments plus a portion of the deferred amounts. The Bank does not expect to incur significant losses on these mortgages.

The Bank's non-performing assets totaled $98.5 million at December 31, 2012, a decrease of $9.0 million from $107.4 million at September 30, 2012 and a decrease of $24.7 million from $123.2 million at December 31, 2011. Total non-performing assets as a percentage of total assets were 2.21% at December 31, 2012 compared to 2.45% at September 30, 2012 and 2.87% at December 31, 2011. The ratio of allowance for loan losses to total non-performing loans was 34.6% at December 31, 2012 compared to 30.4% at September 30, 2012 and 25.8% at December 31, 2011.

During the three months ended December 31, 2012, 35 loans totaling $12.3 million (net of $0.2 million in charge-offs) were added to non-accrual loans, 10 loans totaling $2.6 million were returned to performing status, eight loans totaling $2.1 million (net of $0.1 million in charge-offs) were satisfied, 17 loans totaling $10.9 million (net of $0.6 million in charge-offs) were sold, four loans totaling $2.4 million (net of $0.1 million in charge-offs)  were transferred to other real estate owned, and charge-offs of $3.5 million were recorded on non-accrual loans that were non-accrual at the beginning of the fourth quarter of 2012.

Non-performing investment securities include two pooled trust preferred securities for which we are not accruing interest income. One of these securities is not currently paying interest, while the second has resumed partial interest payments. At December 31, 2012, these investment securities had a combined amortized cost and market value of $8.3 million and $3.3 million, respectively.

Performing loans delinquent 60 to 89 days were $13.7 million at December 31, 2012, a decrease of $2.1 million from $15.8 million at September 30, 2012 and a decrease of $0.2 million from $13.9 million at December 31, 2011.  Performing loans delinquent 30 to 59 days were $61.1 million at December 31, 2012, an increase of $7.5 million from $53.6 million at September 30, 2012, but a decrease of $1.1 million from $62.2 million at December 31, 2011.

The Bank recorded net charge-offs for impaired loans of $4.6 million and $5.8 million during the three months ended December 31, 2012 and 2011, respectively, and net charge-offs for impaired loans of $20.2 million and $18.9 million during the twelve months ended December 31, 2012 and 2011, respectively.

The following table shows net loan charge-offs for the periods indicated:

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Multi-family residential	$ 709	$ 2,670	$ 5,872	$ 6,654
Commercial real estate	287	917	2,439	4,988
One-to-four family – mixed-use property	864	1,233	3,928	2,521
One-to-four family – residential	487	235	1,554	2,163
Co-operative apartments	--	--	62	--
Construction	2,091	385	4,591	1,088
Small Business Administration	(28)	203	237	811
Commercial business and other	173	116	1,557	630
Total net loan charge-offs	$ 4,583	$ 5,759	$ 20,240	$ 18,855

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the twelve months ended December 31, 2012, we sold 77 delinquent loans and received net proceeds of $44.2 million, resulting in $6.7 million in net charge-offs.

During the twelve months ended December 31, 2012, mortgage-backed securities decreased $27.2 million, or 3.6%, to $720.1 million from $747.3 million at December 31, 2011. The decrease in mortgage-backed securities during the twelve months ended December 31, 2012 was primarily due to principal repayments of $158.2 million partially offset by purchases of $141.5 million and a $6.6 million improvement in fair value. Additionally, during the twelve months ended December 31, 2012, $0.8 million in OTTI charges were recorded on five private issue CMOs. During the twelve months ended December 31, 2012, other securities increased $164.2 million, or 251.7%, to $229.5 million from $65.2 million at December 31, 2011. The increase in other securities during the twelve months ended December 31, 2012 was primarily due to purchases of $170.1 million. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $4,009.1 million at December 31, 2012, an increase of $138.0 million, or 3.6%, from $3,871.0 million at December 31, 2011. During the twelve months ended December 31, 2012, due to depositors decreased $133.8 million, or 4.3%, to $2,982.6 million, as a result of a $275.9 million decrease in certificates of deposit partially offset by a $142.1 million increase in core deposits. Borrowed funds increased $263.3 million during the twelve months ended December 31, 2012. The increase in borrowed funds was primarily due to a net increase of $132.5 million in long term borrowings combined with a $132.0 million increase in short-term borrowings.

Total stockholders' equity increased $25.5 million, or 6.1%, to $442.4 million at December 31, 2012 from $416.9 million at December 31, 2011. Stockholders' equity increased primarily due to net income of $34.3 million for the twelve months ended December 31, 2012, an increase in other comprehensive income of $7.3 million primarily due to an increase in the fair value of the securities portfolio and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increase stockholders' equity by $1.0 million, including the income tax benefit realized. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $16.1 million and the purchase of 352,000 treasury shares at a cost of $5.0 million. Book value per common share was $14.39 at December 31, 2012 compared to $13.49 at December 31, 2011. Tangible book value per common share was $13.87 at December 31, 2012 compared to $12.96 at December 31, 2011.

During the twelve months ended December 31, 2012, the Company repurchased 352,000 shares of the Company's common stock at an average cost of $14.26 per share. At December 31, 2012, 385,962 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, the net gain recorded from fair value adjustments, net gain or loss on the sale of securities and OTTI charges.

	Three Months Ended			Twelve Months Ended
	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011

GAAP income before income taxes	$ 14,982	$ 13,835	$ 15,353	$ 56,178	$ 58,817

Net gain from fair value adjustments	(240)	(695)	(825)	(55)	(1,960)
Other-than-temporary impairment charges	--	--	--	776	1,578
Net loss (gain) on sale of securities	49	--	(96)	(47)	--

Core income before taxes	14,791	13,140	14,432	56,852	58,435

Provision for income taxes for core income	5,699	5,358	5,584	22,142	23,303

Core net income	$ 9,092	$ 7,782	$ 8,848	$ 34,710	$ 35,132

GAAP diluted earnings per common share	$ 0.30	$ 0.27	$ 0.31	$ 1.13	$ 1.15

Net gain from fair value adjustments, net of tax	--	(0.01)	(0.02)	--	(0.04)
Other-than-temporary impairment charges, net of tax	--	--	--	0.01	0.03
Net loss (gain) on sale of securities, net of tax	--	--	--	--	--

Core diluted earnings per common share*	$ 0.30	$ 0.26	$ 0.29	$ 1.14	$ 1.15

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses, the net loss from the sale of securities and OTTI charges and subtracting the net gain recorded from fair value adjustments and the net gain on the sale of securities.

	Three Months Ended			Twelve Months Ended
	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011

GAAP income before income taxes	$ 14,982	$ 13,835	$ 15,353	$ 56,178	$ 58,817

Provision for loan losses	5,000	6,500	5,000	21,000	21,500
Net gain from fair value adjustments	(240)	(695)	(825)	(55)	(1,960)
Other-than-temporary impairment charges	--	--	--	776	1,578
Net loss (gain) from sale of securities	49	--	(96)	(47)	--

Core net income before the provision for loan losses and income taxes	$ 19,791	$ 19,640	$ 19,432	$ 77,852	$ 79,935

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area. Approval has been received from the Federal Reserve to convert Flushing Financial Corporation from a savings and loan holding company to a bank holding company in connection with the merger of the Bank with and into Flushing Commercial Bank. The combined bank will be named Flushing Bank and will be a New York State-chartered, full-service commercial bank. The transaction is expected to be completed on February 28, 2013.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	$ 40,425	$ 55,721
Securities available for sale:
Mortgage-backed securities	720,113	747,288
Other securities	229,453	65,242
Loans held for sale	5,313	--
Loans:
Multi-family residential	1,534,438	1,391,221
Commercial real estate	515,438	580,783
One-to-four family ― mixed-use property	637,353	693,932
One-to-four family ― residential	198,968	220,431
Co-operative apartments	6,303	5,505
Construction	14,381	47,140
Small Business Administration	9,496	14,039
Taxi medallion	9,922	54,328
Commercial business and other	295,076	206,614
Net unamortized premiums and unearned loan fees	12,746	14,888
Allowance for loan losses	(31,104)	(30,344)
Net loans	3,203,017	3,198,537
Interest and dividends receivable	17,917	17,965
Bank premises and equipment, net	22,500	24,417
Federal Home Loan Bank of New York stock	42,337	30,245
Bank owned life insurance	106,244	83,454
Goodwill	16,127	16,127
Core deposit intangible	468	937
Other assets	47,502	48,016
Total assets	$ 4,451,416	$ 4,287,949

LIABILITIES
Due to depositors:
Non-interest bearing	$ 155,789	$ 118,507
Interest-bearing:
Certificate of deposit accounts	1,253,229	1,529,110
Savings accounts	288,398	349,630
Money market accounts	148,618	200,183
NOW accounts	1,136,599	919,029
Total interest-bearing deposits	2,826,844	2,997,952
Mortgagors' escrow deposits	32,560	29,786
Borrowed funds	948,405	685,139
Other liabilities	45,453	39,654
Total liabilities	4,009,051	3,871,038

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at December 31, 2012 and December 31, 2011; 30,743,329 shares and 30,904,177 shares outstanding at December 31, 2012 and December 31, 2011, respectively)	315	315
Additional paid-in capital	198,314	195,628
Treasury stock (787,266 shares and 626,418 shares at December 31, 2012 and December 31, 2011, respectively)	(10,257)	(7,355)
Retained earnings	241,856	223,510
Accumulated other comprehensive income, net of taxes	12,137	4,813
Total stockholders' equity	442,365	416,911

Total liabilities and stockholders' equity	$ 4,451,416	$ 4,287,949

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2012	2011	2012	2011

Interest and dividend income
Interest and fees on loans	$ 43,946	$ 46,876	$ 181,486	$ 191,454
Interest and dividends on securities:
Interest	7,510	7,540	31,306	32,121
Dividends	252	205	855	811
Other interest income	14	23	67	112
Total interest and dividend income	51,722	54,644	213,714	224,498

Interest expense
Deposits	9,150	11,477	40,382	48,431
Other interest expense	5,348	6,443	22,893	28,292
Total interest expense	14,498	17,920	63,275	76,723

Net interest income	37,224	36,724	150,439	147,775
Provision for loan losses	5,000	6,500	21,000	21,500
Net interest income after provision for loan losses	32,224	30,224	129,439	126,275

Non-interest income
Other-than-temporary impairment ("OTTI") charge	--	--	(3,138)	(9,365)
Less: Non-credit portion of OTTI charge recorded in Other
Comprehensive Income, before taxes	--	--	2,362	7,787
Net OTTI charge recognized in earnings	--	--	(776)	(1,578)
Loan fee income	473	454	2,304	1,941
Banking services fee income	428	420	1,703	1,699
Net gain (loss) on sale of loans	(69)	18	22	511
Net gain (loss) on sale of securities	(49)	--	47	--
Net gain from fair value adjustments	240	695	55	1,960
Federal Home Loan Bank of New York stock dividends	394	322	1,507	1,502
Bank owned life insurance	702	702	2,790	2,769
Other income	447	369	1,413	1,477
Total non-interest income	2,566	2,980	9,065	10,281

Non-interest expense
Salaries and employee benefits	10,280	8,838	42,503	38,262
Occupancy and equipment	1,940	2,091	7,807	7,803
Professional services	1,287	1,764	6,108	6,697
FDIC deposit insurance	1,018	969	4,186	4,378
Data processing	1,058	1,133	4,101	4,458
Depreciation and amortization	778	848	3,207	3,185
Other real estate owned/foreclosure expense	770	833	2,964	2,471
Other operating expenses	2,677	2,893	11,450	10,485
Total non-interest expense	19,808	19,369	82,326	77,739

Income before income taxes	14,982	13,835	56,178	58,817

Provision for income taxes
Federal	4,337	4,174	16,740	17,749
State and local	1,445	1,490	5,107	5,720
Total taxes	5,782	5,664	21,847	23,469

Net income	$ 9,200	$ 8,171	$ 34,331	$ 35,348

Basic earnings per common share	$ 0.30	$ 0.27	$ 1.13	$ 1.15
Diluted earnings per common share	$ 0.30	$ 0.27	$ 1.13	$ 1.15
Dividends per common share	$ 0.13	$ 0.13	$ 0.52	$ 0.52

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the twelve months
	ended December 31,		ended December 31,
	2012	2011	2012	2011
Per Share Data
Basic earnings per share	$ 0.30	$ 0.27	$ 1.13	$ 1.15
Diluted earnings per share	$ 0.30	$ 0.27	$ 1.13	$ 1.15
Average number of shares outstanding for:
Basic earnings per common share computation	30,309,640	30,371,014	30,402,403	30,622,637
Diluted earnings per common share computation	30,339,549	30,387,260	30,432,949	30,654,321
Book value per common share (1)	$14.39	$13.49	$14.39	$13.49
Tangible book value per common share (2)	$13.87	$12.96	$13.87	$12.96

Average Balances
Total loans, net	$ 3,175,002	$ 3,207,903	$ 3,187,004	$ 3,220,617
Total interest-earning assets	4,131,771	4,058,395	4,127,046	4,090,437
Total assets	4,384,474	4,288,322	4,370,781	4,311,368
Total due to depositors	2,889,600	2,990,047	2,961,223	3,038,566
Total interest-bearing liabilities	3,754,470	3,724,629	3,770,834	3,771,404
Stockholders' equity	440,211	416,483	429,472	403,330

Performance Ratios (3)
Return on average assets	0.84%	0.76%	0.79%	0.82%
Return on average equity	8.36	7.85	7.99	8.76
Yield on average interest-earning assets	5.01	5.39	5.18	5.49
Cost of average interest-bearing liabilities	1.54	1.92	1.68	2.03
Interest rate spread during period	3.47	3.47	3.50	3.46
Net interest margin	3.60	3.62	3.65	3.61
Non-interest expense to average assets	1.81	1.81	1.88	1.80
Efficiency ratio (4)	49.22	49.22	50.73	49.18
Average interest-earning assets to average interest-bearing liabilities	1.10 X	1.09 X	1.09 X	1.08 X

(1) Calculated by dividing common stockholders' equity of $442.4 million and $416.9 million at December 31, 2012 and 2011, respectively, by 30,743,329 and 30,904,177 shares outstanding at December 31, 2012 and 2011, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $426.4 million and $400.7 million at December 31, 2012 and 2011, respectively, by 30,743,329 and 30,904,177 shares outstanding at December 31, 2012 and 2011, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and twelve months ended December 31, 2012 and 2011 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year ended December 31, 2012	At or for the year ended December 31, 2011
Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.62%	9.63%
Tier 1 risk-based capital (well capitalized = 6%)	14.38	14.26
Total risk-based capital (well capitalized = 10%)	15.43	15.32

Capital ratios:
Average equity to average assets	9.83%	9.36%
Equity to total assets	9.94	9.72
Tangible common equity to tangible assets	9.61	9.38

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 89,204	$ 111,062
Non-performing loans	89,848	117,441
Non-performing assets	98,458	123,182
Net charge-offs	20,240	18,855

Asset quality ratios:
Non-performing loans to gross loans	2.79%	3.65%
Non-performing assets to total assets	2.21	2.87
Allowance for loan losses to gross loans	0.97	0.94
Allowance for loan losses to non-performing assets	31.59	24.63
Allowance for loan losses to non-performing loans	34.62	25.84

Full-service customer facilities	17	16

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2012			2011
	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,866,678	40,809	5.69%	$ 2,921,480	43,451	5.95%
Other loans, net (1)	308,324	3,137	4.07	286,423	3,425	4.78
Total loans, net	3,175,002	43,946	5.54	3,207,903	46,876	5.85
Mortgage-backed securities	690,812	6,114	3.54	740,398	7,259	3.92
Other securities	232,351	1,648	2.84	55,186	486	3.52
Total securities	923,163	7,762	3.36	795,584	7,745	3.89
Interest-earning deposits and
federal funds sold	33,606	14	0.17	54,908	23	0.17
Total interest-earning assets	4,131,771	51,722	5.01	4,058,395	54,644	5.39
Other assets	252,703			229,927
Total assets	$ 4,384,474			$ 4,288,322

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 292,560	143	0.20	$ 355,944	359	0.40
NOW accounts	1,094,430	1,590	0.58	884,861	1,510	0.68
Money market accounts	154,489	59	0.15	212,628	191	0.36
Certificate of deposit accounts	1,348,121	7,349	2.18	1,536,614	9,406	2.45
Total due to depositors	2,889,600	9,141	1.27	2,990,047	11,466	1.53
Mortgagors' escrow accounts	44,337	9	0.08	40,829	11	0.11
Total deposits	2,933,937	9,150	1.25	3,030,876	11,477	1.51
Borrowed funds	820,533	5,348	2.61	693,753	6,443	3.71
Total interest-bearing liabilities	3,754,470	14,498	1.54	3,724,629	17,920	1.92
Non interest-bearing deposits	149,814			112,837
Other liabilities	39,979			34,373
Total liabilities	3,944,263			3,871,839
Equity	440,211			416,483
Total liabilities and equity	$ 4,384,474			$ 4,288,322

Net interest income /
net interest rate spread		$ 37,224	3.47%		$ 36,724	3.47%

Net interest-earning assets /
net interest margin	$ 377,301		3.60%	$ 333,766		3.62%

Ratio of interest-earning assets to
interest-bearing liabilities			1.10 X			1.09 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.0 million and $0.3 million for the three months ended December 31, 2012 and 2011, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the twelve months ended December 31,
	2012			2011
	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,893,271	167,920	5.80%	$ 2,929,647	176,777	6.03%
Other loans, net (1)	293,733	13,566	4.62	290,970	14,677	5.04
Total loans, net	3,187,004	181,486	5.69	3,220,617	191,454	5.94
Mortgage-backed securities	700,945	26,766	3.82	749,347	30,999	4.14
Other securities	197,775	5,395	2.73	58,431	1,933	3.31
Total securities	898,720	32,161	3.58	807,778	32,932	4.08
Interest-earning deposits and
federal funds sold	41,322	67	0.16	62,042	112	0.18
Total interest-earning assets	4,127,046	213,714	5.18	4,090,437	224,498	5.49
Other assets	243,735			220,931
Total assets	$ 4,370,781			$ 4,311,368

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 317,095	689	0.22	$ 369,206	2,091	0.57
NOW accounts	1,025,116	6,275	0.61	838,648	6,610	0.79
Money market accounts	175,817	399	0.23	278,692	1,309	0.47
Certificate of deposit accounts	1,443,195	32,983	2.29	1,552,020	38,372	2.47
Total due to depositors	2,961,223	40,346	1.36	3,038,566	48,382	1.59
Mortgagors' escrow accounts	41,973	36	0.09	39,430	49	0.12
Total deposits	3,003,196	40,382	1.34	3,077,996	48,431	1.57
Borrowed funds	767,638	22,893	2.98	693,408	28,292	4.08
Total interest-bearing liabilities	3,770,834	63,275	1.68	3,771,404	76,723	2.03
Non interest-bearing deposits	134,166			107,278
Other liabilities	36,309			29,356
Total liabilities	3,941,309			3,908,038
Equity	429,472			403,330
Total liabilities and equity	$ 4,370,781			$ 4,311,368

Net interest income /
net interest rate spread		$ 150,439	3.50%		$ 147,775	3.46%

Net interest-earning assets /
net interest margin	$ 356,212		3.65%	$ 319,033		3.61%

Ratio of interest-earning assets to
interest-bearing liabilities			1.09 X			1.08 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.2 million and $1.3 million for the twelve months ended December 31, 2012 and 2011, respectively.
CONTACT: David W. Fry
         Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400